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                                                                    EXHIBIT 99.1

PRESS RELEASE
WEST POINTE BANCORP, INC.
WEST POINTE BANK AND TRUST COMPANY
JULY 20, 2006

SOURCE:  WEST POINTE BANCORP, INC.

CONTACT: HARRY CRUNCLETON 618-234-5700
         TERRY W. SCHAEFER 618-234-5700

Belleville, IL - July 20, 2006, West Pointe Bancorp, Inc. (OTCBB: WTPT) today announced that West Pointe shareholders have approved the proposed merger with and into CBI - Kansas, Inc., a wholly-owned subsidiary of Commerce Bancshares, Inc. The West Pointe board recommended acceptance of the merger, which was announced April 13, 2006. The transaction is valued at $80.9 million in stock and cash.

West Pointe Bancorp, Inc. operates as the holding company for West Pointe Bank and Trust Company, which provides personal, commercial, and trust banking services in St. Clair and Monroe counties in Illinois, and St. Louis City and St. Louis County in Missouri. The bank has 5 branch locations in east and west Belleville, Columbia, Dupo, and Swansea, Illinois, and operates 25 ATMs. West Pointe Bank and Trust Company was established in 1990 and West Pointe Bancorp, Inc. was established in 1997. Both are headquartered in Belleville, Illinois.

Under terms of the merger agreement, shareholders of West Pointe will be entitled to elect to receive either cash or stock, with the cash portion of the transaction not to exceed 25 percent of the total consideration. Elections will be subject to proration procedures.

The merger is expected to close on or about August 31, 2006 and become effective September 1, 2006, subject to certain conditions.

Commerce Bancshares, Inc. is a $14 billion bank holding company with approximately 340 locations in Missouri, Illinois, and Kansas. The West Pointe acquisition will increase the size of Commerce Bank in St. Louis to approximately $4 billion.

Harry Cruncleton, Chairman of West Pointe, stated, "Our union with Commerce will not only benefit our existing customers with a broader array of products and services, but also will carry on the traditions of a hometown bank because Commerce and West Pointe share similar operating philosophies as community-oriented banks and commitment to customers."

Terry Schaefer, President & CEO of West Pointe, stated, "We will be forever grateful for the support of our shareholders, employees, customers and community. We look forward to building on the footprint that we have established and continuing to serve our market with fairness, promptness and courtesy. We are excited to deliver an expanded array of products through our traditional approach of customer satisfaction."